Exhibit 16.1

November 22, 2010

Securities and Exchange Commission
100 F Street
Washington, DC 20549

Re:          Generation Zero Group, Inc.
File No. 333-146405

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K dated November 22, 2010, of Generation Zero Group, Inc. (the “Company”) and are in agreement with the statements relating only to MaloneBailey, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
Houston, Texas